Exhibit 99.1

Genesee & Wyoming Reports Results for the Fourth Quarter of 2010

GREENWICH, Conn.--(BUSINESS WIRE)--February 8, 2011--Genesee & Wyoming Inc. (GWI) (NYSE: GWR) reported net income in the fourth quarter of 2010 of $19.9 million, compared with net income of $18.3 million in the fourth quarter of 2009. GWI's diluted earnings per share (EPS) in the fourth quarter of 2010 were $0.47 with 42.3 million weighted average shares outstanding, compared with diluted EPS of $0.44 with 41.3 million weighted average shares outstanding in the fourth quarter of 2009.

In the fourth quarter of 2010 and 2009, GWI’s results included certain significant items that are set forth in the table below ($ in millions, except per share amounts).

	Income Before Taxes Impact	After-Tax Net Income Impact	Diluted EPS Impact
Q4 2010
Acquisition-Related Expenses	$24.0	($16.5)	($0.39)
Acquisition-Related Foreign
Currency Expense	$1.7	$1.1	($0.03)
Retroactive Short Line Tax Credit
for first nine months of 2010	$0.0	$7.8	$0.18
Gain on Legal Settlement	$8.7	$5.1	$0.12
Gain on Sale of Assets	$2.2	$1.5	$0.03
Q4 2009
Gain on Sale of Assets	$0.8	$0.5	$0.01
Certain Net Tax Benefits	$0.0	$1.0	$0.03

Comments from the Chief Executive Officer

Jack Hellmann, President and CEO of GWI, commented “To start, I am pleased to report that GWI completed 2010 with an industry-leading reportable injury frequency index of 0.51, which is another step closer to our goal of being injury-free. We have always believed that safe railroads are well run railroads and in 2010, our financial results, like our safety results, were excellent. In 2010, we achieved a Company-record adjusted operating ratio of 77.6% and generated Company-record free cash flow of $118 million.”

“Fourth quarter results were strong as our carload shipments remained consistent with the preceding six months and we reported a Company-record, fourth quarter adjusted operating ratio of 78.2%, despite severe winter weather. In addition, we successfully completed the first month of operations of our FreightLink acquisition in Australia.”

Mr. Hellmann continued, “As we enter 2011, we expect further improvements to our operating ratio and see two important drivers of our revenue. First, we are experiencing stronger freight shipments in both North America and Europe. Second, we expect our Australian business to benefit from additional shipments of iron ore and grain as well as the full year contribution of the FreightLink acquisition. To improve the efficiency of our operations between Adelaide and Darwin, we recently signed an agreement to acquire seven, high horsepower locomotives that we will take delivery of starting in the fourth quarter of 2011. The new locomotives are expected to increase the efficiency of our existing operations through lease and fuel savings, allow us to better serve our existing customers and provide additional capacity to support new freight customers.”

Results from Continuing Operations

In the fourth quarter of 2010, GWI's total operating revenues increased $29.8 million, or 21.3%, to $169.7 million, compared with $139.9 million in the fourth quarter of 2009. Excluding $8.7 million in operating revenues from GWA North, GWI’s subsidiary that acquired certain assets of FreightLink, same railroad operating revenues increased $21.1 million, or 15.1%. During the fourth quarter of 2010, the appreciation of the Australian and Canadian dollars versus the U.S. dollar, partially offset by the depreciation of the Euro versus the U.S. dollar, increased same railroad operating revenues by $2.2 million. Excluding the $2.2 million net impact from foreign currency, GWI’s same railroad operating revenues increased $18.9 million, or 13.5%.

Same railroad operating freight revenues in the fourth quarter of 2010 increased by $13.3 million, or 16.2%, to $95.4 million, compared with $82.1 million in the fourth quarter of 2009. Excluding the $0.9 million impact of foreign currency appreciation, GWI’s same railroad operating freight revenues increased by $12.4 million, or 15.1%.

GWI's traffic in the fourth quarter of 2010 was 224,970 carloads, an increase of 36,533 carloads, or 19.4%, compared with the fourth quarter of 2009. Excluding 7,488 carloads from GWA North, same railroad traffic in the fourth quarter of 2010 increased 29,045 carloads, or 15.4%. The traffic increase was principally due to increases of 9,509 carloads of farm & food products traffic and 9,260 carloads of coal & coke traffic. All remaining traffic increased by a net 10,276 carloads.

Same railroad average freight revenues per carload increased 0.7% in the fourth quarter of 2010. The appreciation of the Australian and Canadian dollars versus the U.S. dollar, higher fuel surcharges and changes in commodity mix increased average revenues per carload by 1.1%, 1.1% and 1.0%, respectively. Excluding these factors, same railroad average freight revenues per carload decreased 2.5%. Average freight revenues per carload were impacted by changes in the mix of customers within certain commodity groups, primarily coal, metals and farm and food.

GWI’s same railroad non-freight revenues in the fourth quarter of 2010 increased $7.8 million, or 13.4%, to $65.6 million compared with $57.8 million in the fourth quarter of 2009. Excluding the $1.3 million net impact from foreign currency, GWI’s same railroad non-freight revenues increased $6.5 million, or 11.3%, primarily due to higher switching revenues in the U.S. and Canada.

GWI's income from operations (operating income) in the fourth quarter of 2010 was $23.9 million, a decrease of $3.5 million, or 12.9%. The operating ratio was 85.9% in the fourth quarter of 2010 compared with an operating ratio of 80.4% in the fourth quarter of 2009. In the fourth quarter of 2010, operating income was reduced $24.0 million as a result of FreightLink acquisition-related expenses, partially offset by an $8.7 million gain from a legal settlement associated with a past acquisition and $2.2 million in gains on the sale of assets. In the fourth quarter of 2009, operating income benefited $0.8 million from gains on the sale of assets. Excluding these items, GWI's operating ratio was 78.2% in the fourth quarter of 2010, compared with an operating ratio of 80.9% in the fourth quarter of 2009, an improvement of 2.7 percentage points. (1)

Consolidated Annual Results – Continuing Operations

GWI reported net income for the twelve months ended December 31, 2010, of $81.3 million, compared with net income of $61.3 million for the twelve months ended December 31, 2009. GWI's diluted earnings per share (EPS) for the twelve months ended December 31, 2010, were $1.94 with 41.9 million weighted average shares outstanding, compared with diluted EPS of $1.57 with 39.0 million weighted average shares outstanding for the twelve months ended December 31, 2009. For the twelve months ended December 31, 2010, GWI reported income from continuing operations of $78.7 million, a 31.0% increase over $60.1 million for the twelve months ended December 31, 2009. GWI's diluted earnings per share from continuing operations were $1.88 for the twelve months ended December 31, 2010 (with 41.9 million weighted average shares outstanding), a 22.1% increase over $1.54 for the twelve months ended December 31, 2009 (with 39.0 million weighted average shares outstanding).

GWI’s 2010 results included a total of $28.2 million in FreightLink acquisition-related expenses ($19.2 million after-tax, or $0.46 per diluted share), a $2.3 million gain on the reversal of Huron Central Railway Inc. (HCRY) restructuring charges ($1.5 million after-tax, or $0.04 per diluted share) and an $8.7 million gain associated with a legal settlement ($5.1 million after-tax, or $0.12 per diluted share). GWI’s 2009 results included a net loss of $9.0 million ($5.4 million after-tax, or $0.14 per diluted share) from the write-down of HCRY’s non-current assets and related charges.

Free Cash Flow from Continuing Operations (2)

($ in millions)	Twelve Months Ended
	December 31,
	2010	2009

Net cash provided by operating activities	$171.8	$126.9
Net cash used in investing activities	(388.9)	(54.0)
Net cash paid/(received) for acquisitions/divestitures (a)	319.8	2.0
Cash paid for acquisition-related expenses (b)	14.9	-
Free cash flow (2)	$117.6	$75.0

(a)

The 2010 period included $320.0 million in net cash paid for the acquisition of FreightLink and $0.2 million in net cash received from the sale of our investment in South America. The 2009 period included: 1) $4.8 million in net cash paid for final working capital adjustments related to the acquisition of OCR, 2) $1.0 million in net cash paid in contingent consideration related to the Rotterdam Rail Feeding B.V. (RRF) acquisition and 3) $3.8 million in cash received from the sale of our investment in Bolivia.

(b)	This does not include $13.3 million of acquisition-related expenses accrued in 2010 but not paid as of December 31, 2010.

GWI’s continuing operations generated free cash flow of $117.6 million and $75.0 million for the twelve months ended December 31, 2010 and 2009, respectively. For the twelve months ended December 31, 2010, changes in working capital increased net cash flow from operating activities by $18.5 million. For the twelve months ended December 31, 2009, changes in working capital increased net cash flow from operating activities by $3.8 million.

Net cash used in investing activities for the twelve months ended December 31, 2010, included $119.8 million in purchases of property and equipment, partially offset by $40.8 million in grant proceeds received from outside parties and $10.0 million from sales of assets. Net cash used in investing activities for the twelve months ended December 31, 2009, included $88.9 million in purchases of property and equipment, partially offset by $24.6 million in cash received from outside parties and $12.3 million from sales of assets and insurance proceeds.

Conference Call and Webcast Details

As previously announced, GWI's conference call to discuss financial results for the fourth quarter and full year will be held Tuesday, February 8, 2011, at 11 a.m. EST. The dial-in number for the teleconference is (800) 230-1074; outside U.S., call (612) 234-9960, or the call may be accessed live over the Internet (listen only) under the "Investors" tab of GWI's website (http://www.gwrr.com), by selecting "Fourth Quarter and Full Year Earnings Audio Webcast." Management will be referring to a slide presentation that will also be available under the “Investors” tab of GWI’s website prior to the conference call. An audio replay of the conference call will be accessible via the “Investors” tab of GWI's website starting at 1 p.m. EST on February 8, 2011, until the following quarter’s earnings press release. Telephone replay is available for 30 days beginning at 1 p.m. EST on February 8, 2011, by dialing (800) 475-6701 (or outside U.S., dial 320-365-3844). The access code is 186282.

About Genesee & Wyoming Inc.

GWI owns and operates short line and regional freight railroads in the United States, Canada, Australia and the Netherlands. Operations currently include 63 railroads organized in nine regions, with approximately 7,400 miles of owned and leased track and approximately 1,800 additional miles under track access arrangements. GWI provides rail service at 16 ports in North America and Europe and performs contract coal loading and railcar switching for industrial customers.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains forward-looking statements regarding future events and the future performance of Genesee & Wyoming Inc. that are based on current expectations, estimates and projections about our industry, management's beliefs, and assumptions made by management. Words such as "anticipates," "intends," "plans," "believes," “will,” "seeks," "expects," "estimates," variations of these words and similar expressions are intended to identify these forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions, including the following risks applicable to all of our operations: risks related to the acquisition and integration of railroads; economic, political and industry conditions; customer demand, retention and contract continuation; legislative and regulatory developments, including changes in environmental and other laws and regulations to which we are subject; increased competition in relevant markets; funding needs and financing sources; unpredictability of fuel costs; susceptibility to various legal claims and lawsuits; strikes or work stoppages; severe weather conditions and other natural occurrences; and others including but not limited to, those noted in our 2009 Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q under “Risk Factors.” Therefore, actual results may differ materially from those expressed or forecasted in any such forward-looking statements. Forward-looking statements speak only as of the date of this press release or as of the date they were made. GWI disclaims any intention to update the current expectations or forward-looking statements contained in this press release.

(1) The operating ratios that exclude the items described above are non-GAAP financial measures and are not intended to replace the operating ratios calculated using total operating expenses and total revenues, calculated on a basis consistent with GAAP. The information required by Item 10(e) of Regulation S-K under the Securities Act of 1933 and the Securities Exchange Act of 1934 and Regulation G under the Securities Exchange Act of 1934, including reconciliation to the operating ratios calculated using amounts determined in accordance with GAAP, is included in the tables attached to this press release.

(2) Free cash flow is a non-GAAP financial measure and is not intended to replace net cash provided by operating activities, its most directly comparable GAAP measure. The information required by Item 10(e) of Regulation S-K under the Securities Act of 1933 and the Securities Exchange Act of 1934 and Regulation G under the Securities Exchange Act of 1934, including a reconciliation to net cash provided by operating activities, is included in the tables attached to this press release.

GENESEE & WYOMING INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2010 AND 2009
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

OPERATING REVENUES	$169,671	$139,907	$630,195	$544,866

OPERATING EXPENSES	145,752	112,440	499,785	445,544
INCOME FROM OPERATIONS	23,919	27,467	130,410	99,322

(LOSS)/GAIN ON SALE OF INVESTMENT IN BOLIVIA	-	(36)	-	391
INTEREST INCOME	800	388	2,397	1,065
INTEREST EXPENSE	(6,900)	(6,252)	(23,147)	(26,902)
OTHER (EXPENSE)/INCOME, NET	(1,520)	206	(827)	2,115

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	16,299	21,773	108,833	75,991

(BENEFIT)/PROVISION FOR INCOME TAXES	(3,653)	3,519	30,164	15,916

INCOME FROM CONTINUING OPERATIONS	19,952	18,254	78,669	60,075

(LOSS)/INCOME FROM DISCONTINUED OPERATIONS, NET OF TAX	(82)	50	2,591	1,398

NET INCOME	19,870	18,304	81,260	61,473

LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	-	-	-	(146)

NET INCOME ATTRIBUTABLE TO GENESEE & WYOMING INC.	$19,870	$18,304	$81,260	$61,327

BASIC EARNINGS PER SHARE ATTRIBUTABLE TO GENESEE & WYOMING INC. COMMON STOCKHOLDERS:
BASIC EARNINGS PER COMMON SHARE FROM CONTINUING OPERATIONS	$0.51	$0.47	$2.02	$1.66
BASIC EARNINGS PER COMMON SHARE FROM DISCONTINUED OPERATIONS	-	-	0.07	0.04
BASIC EARNINGS PER COMMON SHARE	$0.51	$0.48	$2.09	$1.70

WEIGHTED AVERAGE SHARES - BASIC	39,219	38,444	38,886	36,146

DILUTED EARNINGS PER SHARE ATTRIBUTABLE TO GENESEE & WYOMING INC. COMMON STOCKHOLDERS:
DILUTED EARNINGS PER COMMON SHARE FROM CONTINUING OPERATIONS	$0.47	$0.44	$1.88	$1.54
DILUTED EARNINGS PER COMMON SHARE FROM DISCONTINUED OPERATIONS	-	-	0.06	0.04
DILUTED EARNINGS PER COMMON SHARE	$0.47	$0.44	$1.94	$1.57

WEIGHTED AVERAGE SHARES - DILUTED	42,313	41,338	41,889	38,974

GENESEE & WYOMING INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2010 AND 2009
(in thousands)
(unaudited)

	December 31,	December 31,
ASSETS	2010	2009

CURRENT ASSETS:
Cash and cash equivalents	$27,417	$105,707
Accounts receivable, net	132,225	109,931
Materials and supplies	13,259	8,939
Prepaid expenses and other	14,525	13,223
Deferred income tax assets, net	21,518	15,161
Current assets of discontinued operations	4	282
Total current assets	208,948	253,243

PROPERTY AND EQUIPMENT, net	1,444,177	1,024,297
GOODWILL	160,629	161,208
INTANGIBLE ASSETS, net	237,355	244,464
DEFERRED INCOME TAX ASSETS, net	2,879	3,122
OTHER ASSETS, net	13,572	10,698
Total assets	$2,067,560	$1,697,032

LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt	$103,690	$27,818
Accounts payable	124,944	104,813
Accrued expenses	76,248	42,109
Deferred income tax liabilities, net	-	971
Current liabilities of discontinued operations	4	11
Total current liabilities	304,886	175,722

LONG-TERM DEBT, less current portion	475,174	421,616
DEFERRED INCOME TAX LIABILITIES, net	263,361	244,924
DEFERRED ITEMS - grants from outside parties	183,356	146,345
OTHER LONG-TERM LIABILITIES	23,543	19,548

TOTAL EQUITY	817,240	688,877
Total liabilities and equity	$2,067,560	$1,697,032

GENESEE & WYOMING INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2010 AND 2009
(in thousands)
(unaudited)

	Twelve Months Ended
	December 31,
	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$81,260	$61,473
Adjustments to reconcile net income to net cash provided
by operating activities:
Income from discontinued operations, net of tax	(2,591)	(1,398)
Depreciation and amortization	51,166	48,110
Compensation cost related to equity awards	7,174	6,031
Excess tax benefits from share-based compensation	(1,975)	(1,234)
Deferred income taxes	12,009	7,558
Stamp duty	12,625	-
Net (gain)/loss on sale and impairment of assets	(6,441)	3,953
Gain on sale of investment in Bolivia	-	(391)
Gain on insurance recoveries	-	(3,143)
Insurance proceeds received	-	2,175
Changes in assets and liabilities which provided (used) cash, net of effect of acquisitions:
Accounts receivable, net	(18,402)	16,082
Materials and supplies	(205)	(170)
Prepaid expenses and other	(762)	(622)
Accounts payable and accrued expenses	36,243	(11,791)
Other assets and liabilities, net	1,651	301
Net cash provided by operating activities from continuing operations	171,752	126,934
Net cash provided by (used in) operating activities from discontinued operations	933	(746)
Net cash provided by operating activities	172,685	126,188

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(119,840)	(88,865)
Grant proceeds from outside parties	40,802	24,575
Cash paid for acquisitions, net of cash acquired	(320,023)	(5,780)
Insurance proceeds for the replacement of assets	-	3,996
Proceeds from the sale of investments	208	3,778
Proceeds from disposition of property and equipment	9,991	8,313
Net cash used in investing activities from continuing operations	(388,862)	(53,983)
Net cash provided by investing activities from discontinued operations	1,831	1,774
Net cash used in investing activities	(387,031)	(52,209)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on long-term borrowings, including capital leases	(82,296)	(214,153)
Proceeds from issuance of long-term debt	205,446	98,000
Stock issuance proceeds, net of stock issuance costs	-	106,614
Debt amendment costs	(2,514)	-
Proceeds from employee stock purchases	18,205	5,765
Treasury stock purchases	(850)	(434)
Cash paid for change in ownership of noncontrolling interest	-	(4,361)
Excess tax benefits from share-based compensation	1,975	1,234
Net cash provided by (used in) financing activities from continuing operations	139,966	(7,335)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(4,009)	6,832

CHANGE IN CASH BALANCES INCLUDED IN CURRENT ASSETS OF DISCONTINUED OPERATIONS	99	538

(DECREASE) / INCREASE IN CASH AND CASH EQUIVALENTS	(78,290)	74,014
CASH AND CASH EQUIVALENTS, beginning of period	105,707	31,693
CASH AND CASH EQUIVALENTS, end of period	$27,417	$105,707

GENESEE & WYOMING INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(dollars in thousands)
(unaudited)

	Three Months Ended
	December 31,
	2010		2009
		% of		% of
	Amount	Revenue	Amount	Revenue
Revenues:
Freight	$106,655	62.9%	$82,089	58.7%
Non-freight	63,016	37.1%	57,818	41.3%

Total revenues	$169,671	100.0%	$139,907	100.0%

Operating Expense Comparison:
Natural Classification
Labor and benefits	$55,379	32.6%	$47,367	33.9%
Equipment rents	8,375	4.9%	7,032	5.0%
Purchased services	14,941	8.8%	12,119	8.7%
Depreciation and amortization	13,760	8.1%	12,637	9.0%
Diesel fuel used in operations	14,170	8.5%	9,273	6.6%
Diesel fuel sold to third parties	4,779	2.8%	4,304	3.1%
Casualties and insurance	4,104	2.4%	4,135	3.0%
Materials	5,450	3.2%	5,283	3.8%
Net (gain)/loss on sale and impairment of assets	(2,159)	(1.3%)	(793)	(0.6%)
Gain on settlement	(8,707)	(5.1%)	-	0.0%
Stamp duty *	16,369	9.6%	-	0.0%
Other expenses **	19,291	11.4%	11,083	7.9%

Total operating expenses	$145,752	85.9%	$112,440	80.4%

Functional Classification
Transportation	$53,524	31.5%	$42,912	30.7%
Maintenance of ways and structures	15,224	9.0%	12,133	8.7%
Maintenance of equipment	18,027	10.6%	16,951	12.1%
Diesel fuel sold to third parties	4,779	2.8%	4,304	3.1%
General and administrative **	34,935	20.6%	24,296	17.4%
Net (gain)/loss on sale and impairment of assets	(2,159)	(1.3%)	(793)	(0.6%)
Gain on settlement	(8,707)	(5.1%)	-	0.0%
Stamp duty *	16,369	9.7%	-	0.0%
Depreciation and amortization	13,760	8.1%	12,637	9.0%

Total operating expenses	$145,752	85.9%	$112,440	80.4%

*	FreightLink acquisition expense
**	Variance includes acquisition-related expenses

GENESEE & WYOMING INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(dollars in thousands)
(unaudited)

	Twelve Months Ended
	December 31,
	2010		2009
		% of		% of
	Amount	Revenue	Amount	Revenue
Revenues:
Freight	$392,272	62.2%	$333,711	61.2%
Non-freight	237,923	37.8%	211,155	38.8%

Total revenues	$630,195	100.0%	$544,866	100.0%

Operating Expense Comparison:
Natural Classification
Labor and benefits	$207,736	33.0%	$191,479	35.1%
Equipment rents	32,491	5.2%	29,272	5.4%
Purchased services	52,198	8.3%	42,435	7.8%
Depreciation and amortization	51,166	8.1%	48,110	8.8%
Diesel fuel used in operations	45,849	7.3%	33,538	6.2%
Diesel fuel sold to third parties	17,322	2.7%	14,400	2.7%
Casualties and insurance	14,235	2.3%	14,842	2.7%
Materials	22,280	3.5%	21,835	4.0%
Net (gain)/loss on sale and impairment of assets	(6,441)	(1.0%)	3,953	0.7%
Gain on settlement	(8,707)	(1.4%)	-	0.0%
Gain on insurance recoveries	-	0.0%	(3,143)	(0.6%)
Stamp duty *	16,369	2.6%	-	0.0%
Restructuring charges	(2,349)	(0.4%)	2,288	0.4%
Other expenses **	57,636	9.1%	46,535	8.6%

Total operating expenses	$499,785	79.3%	$445,544	81.8%

Functional Classification
Transportation	$189,942	30.1%	$167,413	30.8%
Maintenance of ways and structures	56,012	8.9%	51,713	9.5%
Maintenance of equipment	72,178	11.5%	66,655	12.2%
Diesel fuel sold to third parties	17,322	2.7%	14,400	2.7%
General and administrative **	114,293	18.2%	94,155	17.3%
Net (gain)/loss on sale and impairment of assets	(6,441)	(1.0%)	3,953	0.7%
Gain on settlement	(8,707)	(1.4%)	-	0.0%
Gain on insurance recoveries	-	0.0%	(3,143)	(0.6%)
Stamp duty *	16,369	2.6%	-	0.0%
Restructuring charges	(2,349)	(0.4%)	2,288	0.4%
Depreciation and amortization	51,166	8.1%	48,110	8.8%

Total operating expenses	$499,785	79.3%	$445,544	81.8%

*	FreightLink acquisition expense
**	Variance includes acquisition-related expenses

GENESEE & WYOMING INC. AND SUBSIDIARIES
RAILROAD FREIGHT REVENUES, CARLOADS AND AVERAGE REVENUES PER CARLOAD
COMPARISON BY COMMODITY GROUP
(dollars in thousands, except average revenues per carload)
(unaudited)

	Three Months Ended			Three Months Ended
	December 31, 2010			December 31, 2009
	Freight		Average Revenues	Freight		Average Revenues
Commodity Group	Revenues	Carloads	Per Carload	Revenues	Carloads	Per Carload

Coal & Coke	$19,342	56,099	$345	$16,919	46,839	$361
Farm & Food Products	14,582	27,137	537	8,886	17,628	504
Pulp & Paper	13,861	23,153	599	12,542	20,869	601
Chemicals & Plastics	10,022	14,643	684	8,469	12,079	701
Minerals & Stone	9,889	31,217	317	10,116	30,852	328
Intermodal	7,575	6,487	1,168	127	1,253	101
Lumber & Forest Products	6,974	15,004	465	6,171	14,518	425
Metals	6,914	15,384	449	7,021	14,532	483
Petroleum Products	5,622	7,700	730	5,158	7,233	713
Metallic Ores	5,061	4,550	1,112	902	2,062	437
Autos & Auto Parts	1,539	2,431	633	1,484	2,352	631
Other	5,274	21,165	249	4,294	18,220	236

Totals	$106,655	224,970	$474	$82,089	188,437	$436

GENESEE & WYOMING INC. AND SUBSIDIARIES
RAILROAD FREIGHT REVENUES, CARLOADS AND AVERAGE REVENUES PER CARLOAD
COMPARISON BY COMMODITY GROUP
(dollars in thousands, except average revenues per carload)
(unaudited)

	Twelve Months Ended			Twelve Months Ended
	December 31, 2010			December 31, 2009
	Freight		Average Revenues	Freight		Average Revenues
Commodity Group	Revenues	Carloads	Per Carload	Revenues	Carloads	Per Carload

Coal & Coke	$73,880	202,267	$365	$70,773	197,021	$359
Farm & Food Products	55,987	108,841	514	37,489	83,299	450
Pulp & Paper	53,652	88,852	604	50,882	89,217	570
Minerals & Stone	40,947	129,281	317	38,751	130,812	296
Chemicals & Plastics	38,951	56,515	689	32,956	49,008	672
Metals	36,788	76,343	482	30,895	63,802	484
Lumber & Forest Products	28,791	63,340	455	27,181	61,245	444
Petroleum Products	20,630	29,032	711	19,804	28,553	694
Metallic Ores	8,513	11,665	730	3,693	8,938	413
Intermodal	7,851	9,011	871	411	4,048	102
Autos & Auto Parts	6,962	10,242	680	4,967	8,036	618
Other	19,320	78,333	247	15,909	66,230	240

Totals	$392,272	863,722	$454	$333,711	790,209	$422

Reconciliation of non-GAAP Financial Measures

This earnings release contains references to adjusted operating ratios and free cash flow, which are "non-GAAP financial measures" as this term is defined in Regulation G of the Securities Exchange Act of 1934. In accordance with Regulation G, GWI has reconciled each of these non-GAAP financial measures to its most directly comparable U.S. GAAP measure.

Adjusted Operating Ratios Description and Discussion

Management views its Operating Ratio, calculated as Operating Expenses divided by Operating Revenues, as an important measure of GWI’s operating performance. Because management believes this information is useful for investors in assessing GWI’s financial results compared with the same period in the prior year, the Operating Ratio for the three months ended December 31, 2010, used to calculate Adjusted Operating Ratio, is presented excluding net gain on sale of assets, the gain from a legal settlement associated with a past acquisition and FreightLink acquisition-related expenses. The Operating Ratio for the three months ended December 31, 2009, used to calculate Adjusted Operating Ratio, is presented excluding net gain on sale of assets. The Adjusted Operating Ratios presented excluding these effects are not intended to represent, and should not be considered more meaningful than, or as an alternative to, the Operating Ratios calculated using amounts in accordance with GAAP. Adjusted Operating Ratio may be different from similarly-titled non-GAAP financial measures used by other companies.

The following table sets forth a reconciliation of GWI’s Operating Ratios calculated using amounts determined in accordance with GAAP to the Adjusted Operating Ratios described above ($ in millions):

Three months ended December 31, 2010	Operating	Operating	Operating	Operating
	Revenues	Expenses	Income	Ratio
As reported	$169.7	$145.8	$23.9	85.9%
Net gain on sale of assets	-	2.2	(2.2)
Gain on settlement	-	8.7	(8.7)
FreightLink acquisition-related expenses	-	(24.0)	24.0
Adjusted	$169.7	$132.6	$37.1	78.1%

Three months ended December 31, 2009	Operating	Operating	Operating	Operating
	Revenues	Expenses	Income	Ratio
As reported	$139.9	$112.4	$27.5	80.4%
Net gain on sale of assets	-	0.8	(0.8)
Adjusted	$139.9	$113.2	$26.7	80.9%

Adjusted Operating Ratio Description and Discussion

Management views its Operating Ratio, calculated as Operating Expenses divided by Operating Revenues, as an important measure of GWI’s operating performance. Because management believes this information is useful for investors in assessing GWI’s financial results compared with the same period in the prior year, the Operating Ratio for the twelve months ended December 31, 2010, used to calculate Adjusted Operating Ratio, is presented excluding net gain on sale of assets, the gain from a legal settlement associated with a past acquisition, FreightLink acquisition-related expenses and the reversal of restructuring charges associated with the second quarter 2009 impairment of Huron Central Railway Inc. (HCRY). The Adjusted Operating Ratio presented excluding these effects is not intended to represent, and should not be considered more meaningful than, or as an alternative to, the Operating Ratio calculated using amounts in accordance with GAAP. Adjusted Operating Ratio may be different from similarly-titled non-GAAP financial measures used by other companies.

The following table sets forth a reconciliation of GWI’s Operating Ratio calculated using amounts determined in accordance with GAAP to the Adjusted Operating Ratio described above ($ in millions):

	Operating	Operating	Operating	Operating
Twelve months ended December 31, 2010	Revenues	Expenses	Income	Ratio
As reported	$630.2	$499.8	$130.4	79.3%
Net gain on sale of assets	-	6.4	(6.4)
Gain on settlement	-	8.7	(8.7)
FreightLink acquisition-related expenses	-	(28.2)	28.2
Reversal of restructuring charges	-	2.3	(2.3)
Adjusted	$630.2	$489.0	$141.1	77.6%

Free Cash Flow Description and Discussion

Management views Free Cash Flow as an important financial measure of how well GWI is managing its assets. Subject to the limitations discussed below, Free Cash Flow is a useful indicator of cash flow that may be available for discretionary use by GWI. Free Cash Flow is defined as Net Cash Provided by Operating Activities from Continuing Operations less Net Cash Used in Investing Activities from Continuing Operations, excluding the cost of acquisitions, proceeds received from divestitures and the cash paid for acquisition-related expenses. Key limitations of the Free Cash Flow measure include the assumptions that GWI will be able to refinance its existing debt when it matures and meet other cash flow obligations from financing activities, such as principal payments on debt. Free Cash Flow is not intended to represent, and should not be considered more meaningful than, or as an alternative to, measures of cash flow determined in accordance with GAAP. Free Cash Flow may be different from similarly-titled non-GAAP financial measures used by other companies.

The following table sets forth a reconciliation of GWI's Net Cash Provided by Operating Activities from Continuing Operations to GWI's Free Cash Flow ($ in millions):

	Twelve Months Ended December 31,
	2010	2009
Net cash provided by operating activities from continuing operations	$171.8	$126.9
Net cash used in investing activities from continuing operations	(388.9)	(54.0)
Net cash paid/(received) for acquisitions/divestitures	319.8	2.0
Cash paid for acquisition-related expenses	14.9	-
Free cash flow	$117.6	$75.0

CONTACT:
GWI Corporate Communications
Michael Williams, 203-629-3722
mwilliams@gwrr.com